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                                                                    EXHIBIT 4.12

                            THE 2000 US OPTION SCHEME
                                       OF
                               GALEN HOLDINGS PLC

         Galen Holdings PLC, a public limited company incorporated under the laws of Northern Ireland, has adopted the 2000 US Option Scheme of Galen Holdings PLC (the "Scheme"), effective September 29, 2000 for the benefit of eligible Employees of and Consultants to its US Subsidiaries.

         The purposes of the Scheme are as follows:

         (1) To provide an additional incentive for key Employees and Consultants (as such terms are defined below) to further the growth, development and financial success of the Company and its US Subsidiaries by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

         (2) To enable the Company and its US Subsidiaries to obtain and retain the services of key Employees and Consultants considered essential to the long range success of the Company by offering them an opportunity to own shares in the Company and/or rights which will reflect the growth, development and financial success of the Company.

                                   ARTICLE I.
                                   DEFINITIONS

         Wherever the following terms are used in the Scheme they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

         1.1 "Act" means the UK Income and Corporation Taxes Act 1988.

         1.2 "Administrator" shall mean the entity that conducts the general administration of the Scheme as provided herein, which shall mean the Committee unless the Board has assumed the authority for administration of the Scheme generally as provided in Section 7.1.

         1.3 "Acquiring Company" shall mean a company which has obtained Control of the Company pursuant to Section 9.1

         1.4 "Acquiring Person" shall mean any person, not being an Acquiring Company, who:

                  (a) either alone or together with any person acting in concert with him has obtained Control of the Company as a result of making a Takeover Offer or otherwise; or

                  (b) having Control of the Company, makes a general offer to acquire the whole of the issued Ordinary Share Capital (other than that which is already owned by him and/or by any person acting in concert with him).
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         1.5 "Appropriate Period" shall mean with respect to :

                  (a) a Takeover Offer, the period of 6 months beginning with the time when the person making the Takeover Offer has obtained Control of the Company and any condition subject to which the Takeover Offer is made is satisfied;

                  (b) a Compromise:

                           (i) where the Option is to be exercised, the period permitted in the operation of Sections 9.1(b) through (f); or

                           (ii) where the Option is to be Rolled-over, the period of 6 months beginning with the time when the court sanctions the Compromise;

                           (iii) an Article 422 Notice, the period during which the Acquiring Company is entitled and bound to acquire shares on the terms of the offer contained in such Article 422 Notice; and

                           (iv) an Acquiring Person who obtains Control of the Company, or who having Control of the Company makes a general offer for the whole of the issued Ordinary Share Capital, (other than that which is already owned by him and/or any person acting in concert with him) means the period of 6 months beginning with the time when the Acquiring Person obtains Control or makes the offer as the case may be;

         1.6 "Article 422 Notice" in relation to the Company, means a notice served by a person who has become entitled to serve such a notice on the shareholders of the Company under Article 422 of the Companies Order.

         1.7 "Board" shall mean the Board of Directors of the Company.

         1.8 "Code" shall mean the US Internal Revenue Code of 1986, as amended.

         1.9 "Committee" shall mean the Remuneration Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 7.1.

         1.10 "Company" shall mean Galen Holdings PLC, a public limited company organized under the laws of Northern Ireland.

         1.11 "Companies Order" shall mean, The Companies (Northern Ireland) Order 1986;

         1.12 "Compromise" shall mean with respect to the Company, a compromise or arrangement sanctioned or to be sanctioned by the court under Article 418 of the Companies Order.

         1.13 "Control" shall have the meaning given to that word by Section 840 of the Act.

         1.14 "Consultant" shall mean any consultant or adviser if:

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         (a) The consultant or adviser renders bona fide services to the Company or a Subsidiary;

         (b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and

         (c) The consultant or adviser is a natural person who has contracted directly with the Company or a Subsidiary to render such services.

         1.15 "DRO" shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

         1.16 "Employee" shall mean any employee (as defined in accordance with Section 3401(c) of the Code) of a US Subsidiary.

         1.17 "Exchange Act" shall mean the US Securities Exchange Act of 1934, as amended.

         1.18 "Fair Market Value" of a share of Shares as of a given date shall be (a) the closing price of a Share on the principal US stock exchange on which Shares are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (b) if Shares are not traded on an exchange but are quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Shares on the trading day previous to such date as reported by Nasdaq or such successor quotation system, or (c) if Shares are not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a Share as established by the Administrator acting in good faith.

         1.19 "Group" shall mean the Company and its Subsidiaries from time to time.

         1.20 "Holder" shall mean a person who has been granted an Option.

         1.21 "Incentive Stock Option" shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

         1.22 "Independent Director" shall mean a member of the Board who is not an Employee and who is a "non-employee director" as defined by Rule 16b-3.

         1.23 "Non-Qualified Stock Option" shall mean an Option which is not designated as an Incentive Stock Option by the Administrator.

         1.24 "Option" shall mean a stock option granted under Article IV of the Scheme. An Option granted under the Scheme shall, as determined by the Administrator, be either a Non-Qualified Stock Option or an Incentive Stock Option.

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         1.25 "Option Agreement" shall mean a written agreement executed by an authorized officer of the Company and the Holder which shall contain such terms and conditions with respect to an Option as the Administrator shall determine, consistent with the Scheme.

         1.26 "Option Rollover" shall mean a release by a Holder with the consent of the Acquiring Company of his rights under an Option and this Scheme (the "Old Options") in consideration of the grant to him of new options ("New Options") which are equivalent to the Old Options but which relate to shares in the Acquiring Company.

         1.27 "Ordinary Share Capital" shall mean the ordinary share capital of the Company as defined in Section 832(1) of the Act.

         1.28 "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.

         1.29 "Scheme" shall mean the 2000 US Option Scheme of Galen Holdings
PLC.

         1.30 "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.31 "Shares" shall mean American Depository Shares representing ordinary shares in the capital of the Company.

         1.32 "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         1.33 "Substitute Option" shall mean an Option granted under this Scheme upon the assumption of, or in substitution for, outstanding options previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term "Substitute Option" be construed to refer to an award made in connection with the cancellation and repricing of an Option.

         1.34 "10% Owner" shall mean any individual owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code).

         1.35 "Takeover Offer" shall mean either:

                  (a) a general offer to acquire the whole of the issued Ordinary Share Capital which is made on a condition such that if it is satisfied the person making the Offer will have Control of the Company; or

                  (b) a general offer to acquire all the shares in the Company of the same class as the ordinary shares of the Company underlying the Shares.

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         1.36 "Termination of Consultancy" shall mean the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Scheme, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant's service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

         1.37 "Termination of Employment" shall mean the time when the employee-employer relationship between a Holder and the Group is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary, (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Group with the former employee. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, with respect to Incentive Stock Options, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

         1.38 "UK" shall mean the United Kingdom.

         1.39 "US" shall mean the United States of America.

         1.40 "US Subsidiary" shall mean a Subsidiary organized under the laws of one of the states in the US.

                                  ARTICLE II.
                             SHARE SUBJECT TO SCHEME

         2.1 Shares Subject to Scheme.

                  (a) Subject to adjustment as provided in Section 8.3, no Option shall be granted on any day if as a result:

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                           (i) the aggregate number of ordinary shares in the
         capital of the Company represented by Shares issued or issuable pursuant to grants made under the Scheme and pursuant to grants or appropriations made during the 10 years preceding such date of grant under all employees' share schemes established by the Company would exceed 10% of the issued Ordinary Share Capital of the Company on the day preceding that day; or

                           (ii) the aggregate number of Ordinary Shares in the capital of the Company represented by Shares issued or issuable pursuant to grants made during the previous 10 years under the Scheme and pursuant to grants made under all other executive or discretionary share options schemes (other than a savings related share option scheme or employee stock purchase plan which qualified under Section 423 of the Code) established by Company would exceed 5% of the issued Ordinary Share Capital of the Company on the day preceding that day; or

                           (iii) the aggregate number of ordinary shares in the capital of the Company represented by Shares issued or issuable pursuant to grants or appropriations made in the previous three years under the Scheme and all other employees' share schemes established by the Company would exceed 3% of the issued Ordinary Share Capital of the Company on the day preceding that day; or

                           (iv) the aggregate number of Ordinary Shares in the capital of the Company represented by Shares issued or issuable pursuant to options granted under the Schemes referred to in sub-paragraph (ii) above during the four years commencing on 9 October 1996 would exceed 2.5% of the issued Ordinary Share Capital of the Company on the day preceding that day.

                  (b) In addition, the aggregate number of Shares which may be issued upon exercise of Incentive Stock Options under the Scheme shall not exceed 1,590,833.

                  (c) Shares issuable upon exercise of such options or rights or upon any such awards may be previously authorized but unissued shares.

         2.2 Add-back of Options and Other Rights. If any Option, or other right to acquire shares of Shares under any other Option under the Scheme, expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by the Scheme, the number of shares subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder, subject to the limitations of Section
2.1. Furthermore, any shares subject to Options which are adjusted pursuant to
Section 8.3 or Section 9.1 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section
2.1. Shares which are delivered by the Holder or withheld by the Company upon the exercise of any Option, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Notwithstanding the provisions of this Section 2.2, no shares of Shares may again be optioned,

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granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

                                  ARTICLE III.
                                   LIMITATIONS

         3.1 Option Agreement. Each Option shall be evidenced by an Option Agreement. Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

         3.2 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Scheme, the Scheme, and any Option granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Scheme and Options granted hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

         3.3 Consideration. In consideration of the granting of an Option under the Scheme, the Holder shall agree, in the Option Agreement, to remain in the employ of (or to consult for) the Company or any Subsidiary for a period of at least one year (or such shorter period as may be fixed in the Option Agreement or by action of the Administrator following grant of the Option) after the Option is granted of the Company).

         3.4 At-Will Employment. Nothing in the Scheme or in any Option Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant to, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment or consulting agreement between the Holder and the Company and any Subsidiary.

                                  ARTICLE IV.
                                GRANT OF OPTIONS

         4.1 Eligibility. Any Employee or Consultant selected by the Committee pursuant to Section 4.4(a)(i) shall be eligible to be granted an Option.

         4.2 Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under the Scheme if such person, at the time the Incentive Stock Option is granted, is a 10% Owner, unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

         4.3 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee on the date of grant.

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         4.4 Granting of Options.

                  (a) The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of the Scheme:

                           (i) Determine which Employees are key Employees and select from among the key Employees or Consultants (including Employees and Consultants who have previously received Options under the Scheme) such of them as in its opinion should be granted Options;

                           (ii) Determine the number of shares to be subject to such Options granted to the selected key Employees or Consultants;

                           (iii) Subject to Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

                           (iv) Determine the terms and conditions of such Options, consistent with the Scheme.

                  (b) Upon the selection of a key Employee or Consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

                  (c) Any Incentive Stock Option granted under the Scheme may be modified by the Committee, with the consent of the Holder, to disqualify such Option from treatment as an "incentive stock option" under Section 422 of the Code.

                                   ARTICLE V.
                                TERMS OF OPTIONS

         5.1 Option Price. The price per share of the shares subject to each Option granted to Employees and Consultants shall be set by the Committee; provided, however, that such price shall be no less than 100% of the Fair Market Value of a Share on the date the Option is granted and in the case of Incentive Stock Options granted to a 10% Owner such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

         5.2 Option Term.

                  (a) The term of an Option granted to an Employee or Consultant shall be set by the Committee in its discretion; provided, however, that, the term of any Option shall not be more than 10 years from the date the Option is granted, or five years from the date an Incentive Stock Option is granted if the Incentive Stock Option is granted to a 10% Owner. Except as limited by requirements of this Section 5.2, Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee may extend the term of any outstanding Option in connection with any Termination of Employment or Termination of

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Consultancy, or amend any other term or condition of such Option relating to such a termination. To the extent that the Option is not vested at the date on a Termination of Employment or Termination of Consultancy, or if the Holder does not exercise the Option within the time specified in this Section 5.2, the Option shall terminate.

                  (b) If the Termination of Employment or Termination of Consultancy is for any reason other than for Cause, death or disability (within the meaning of Code Section 22(e)(3)), Holder may exercise the vested portion of any Option until the earlier of (i) three (3) months following such Termination of Employment or Termination of Consultancy or (ii) the expiration of such Option under Section 5.2(a).

                  (c) If the Termination of Employment or Termination of Consultancy is as a result of death or disability (within the meaning of Code
Section 22(e)(3)), the Holder may exercise the vested portion of any Option until the earlier of (i) six (6) months from the Termination of Employment or Termination of Consultancy or (ii) the expiration of the Option under Section 5.2(a).

                  (d) In the event that a Holder ceases to be employed by a member of the Group, by reason of the employer of such Holder ceasing to be a member of the Group or by transfer of such Employee to an employer who is not a member of the Group, then the Holder may exercise the vested portion of any Option until the earlier of (i) six (6) months following the date Holder ceases to be employed by a member of the Group, or (ii) the expiration of the Option under Section 5.2(a).

         5.3 Option Vesting.

                  (a) The period during which the right to exercise, in whole or in part, an Option granted to an Employee or Consultant vests in the Holder shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after the grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted vests.

                  (b) No portion of an Option which is unexercisable at Termination of Employment or Termination of Consultancy shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Option Agreement or by action of the Committee following the grant of the Option.

                  (c) To the extent that the aggregate Fair Market Value of Shares with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year (under the Scheme and all other incentive stock option plans of the Company and any parent or subsidiary corporation, within the meaning of Section 422 of the Code) of the Company, exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes

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of this Section 5.3(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

         5.4 Substitute Options. Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is a Substitute Option, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided that the excess of:

                  (a) The aggregate Fair Market Value (as of the date such Substitute Option is granted) of the shares subject to the Substitute Option; over

                  (b) The aggregate exercise price thereof;

does not exceed the excess of:

                  (c) The aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Option, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company; over

                  (d) The aggregate exercise price of such shares.

                                  ARTICLE VI.
                               EXERCISE OF OPTIONS

         6.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

         6.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his or her office:


                  (a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

                  (b) Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

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                  (c) In the event that the Option shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

                  (d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator may, in its discretion, (i) allow a delay in payment up to 30 days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or (iii) allow payment through any combination of the foregoing subparagraphs (i) and
(ii).

         6.3 Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

                  (a) The admission of such Shares to listing on all U.S. stock exchanges or quotation systems on which such class of stock is then listed;

                  (b) The completion of any registration or other qualification of such Shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

                  (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

                  (d) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

                  (e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Holder to pay for such shares under Section 6.2(d).

         6.4 Rights as Shareholders. Holders shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option unless and until certificates representing such Shares have been issued by the Company to such Holders.

         6.5 Ownership and Transfer Restrictions. The Administrator, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be

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set forth in the respective Option Agreement and may be referred to on the certificates evidencing such Shares. The Holder shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the
Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

         6.6 Additional Limitations on Exercise of Options. Holders may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

                                  ARTICLE VII.
                                 ADMINISTRATION

         7.1 Committee. The Remuneration Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Scheme) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

         7.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Scheme in accordance with its provisions. The Committee shall have the power to interpret the Scheme and the Option Agreements, and to adopt such rules for the administration, interpretation and application of the Scheme as are consistent therewith, to interpret, amend or revoke any such rules and, subject to Section 8.2, to amend any Option Agreement. Any such grant or award under the Scheme need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of
Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Scheme except with respect to matters which under Rule 16b-3, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

         7.3 Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.


         7.4 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Scheme shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken

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
and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Scheme or Options, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

         7.5 Delegation of Authority to Grant Options. The Committee may, but need not, delegate from time to time some or all of its authority to grant Options under the Scheme to a committee consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority to grant Options to individuals (a) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, or (b) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 7.5 shall serve in such capacity at the pleasure of the Committee.

                                 ARTICLE VIII.
                            MISCELLANEOUS PROVISIONS

         8.1 Not Transferable.


                  (a) No Option under the Scheme may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Option has been exercised, or the shares underlying such Option have been issued, and all restrictions applicable to such shares have lapsed. No Option or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

                  (b) During the lifetime of the Holder, only he or she may exercise an Option (or any portion thereof) granted to him or her under the Scheme, unless it has been disposed of with the consent of the Administrator pursuant to a DRO. After the death of the Holder, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under the Scheme or the applicable Option Agreement, be exercised by his or her personal representative or by any person empowered to do so under the deceased Holder's will or under the then applicable laws of descent and distribution.

         8.2 Amendment, Suspension or Termination of the Scheme. The Administrator may at any time and from time to time by resolution and without other formality delete, amend or add to the provisions of the Scheme in any respect provided that:

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
                  (a) no deletion, amendment or addition shall operate to affect adversely in any way any rights already acquired by a Holder under the Scheme without the approval of the majority of the affected Holders first having been obtained;

                  (b) no deletion, amendment or addition may be made to the advantage of Holders, except with the prior approval of the Company in a general meeting of shareholders unless the deletion, amendment or addition is:

                           (i) minor and to benefit the administration of the Scheme;

                           (ii) to take account of any changes in the legislation; or

                           (iii) to obtain or maintain favorable taxation, exchange control or regulatory treatment for the Company or any Subsidiary or any Holder;

                  (c) no amendment may be made to, except as provided in Section 8.3, to increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Scheme except with the prior approval of the Company in a general meeting of shareholders.

                  (d) Except as otherwise provided in this Section 8.2, the Scheme may be suspended or terminated at any time or from time to time by the Administrator. No suspension or termination of the Scheme shall, without the consent of the Holder, alter or impair any rights or obligations under any Option theretofore granted or Optioned, unless the Option itself otherwise expressly so provides. No Options may be granted or awarded during any period of suspension or after termination of the Scheme, and in no event may any Incentive Stock Option be granted under the Scheme after the first to occur of the following events:

                           (i) the expiration of 10 years from the date the Scheme is adopted by the Board; or

                           (ii) the expiration of 10 years from the date the Scheme is approved by the Company shareholders under Section 8.4.

         8.3 Changes in Ordinary Share Capital, Shares or Assets of the Company.


                  (a) Subject to Section 9.1, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, ordinary shares in the capital of the Company, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of ordinary shares in the capital of or other securities of the Company, issuance of warrants or other rights to purchase the ordinary shares in the capital of or other securities of the Company, or other similar corporate transaction or event, in the Administrator's sole discretion, affects the Ordinary Share Capital or the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Scheme or with respect to an Option, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

                           (i) The number and kind of Shares (or other securities or property) with respect to which Options may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued);

                           (ii) The number and kind of Shares (or other securities or property) subject to outstanding Options; and

                           (iii) The grant or exercise price with respect to any Option.

                  (b) In the event of any transaction or event described in
Section 8.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Option or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder's request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Scheme or with respect to any Option under the Scheme, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

                           (i) To provide for either the purchase of any such Option for an amount of cash equal to the amount that could have been attained upon the exercise of such Option or realization of the Holder's rights had such Option been currently exercisable or payable or fully vested or the replacement of such Option with other rights or property selected by the Administrator in its sole discretion;

                           (ii) To provide that the Option cannot vest, be exercised or become payable after such event;

                           (iii) To provide that such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.2 or 5.3 or the provisions of such Option;

                           (iv) To provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

                           (v) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Options, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Options which may be granted in the future.

                           (vi) To provide that, for a specified period of time prior to such event, the restrictions imposed under an Option Agreement may be terminated after such event.

                  (c) Subject to Sections 3.2 and 9.1, the Administrator may, in its discretion, include such further provisions and limitations in any Option, agreement or certificate, as it may deem equitable and in the best interests of the Company.

                  (d) No adjustment or action described in this Section 8.3 or in any other provision of the Scheme shall be authorized to the extent that such adjustment or action would cause the Scheme to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Option is not to comply with such exemptive conditions. The number of Shares subject to any Option shall always be rounded to the next whole number.

                  (e) The existence of the Scheme, the Option Agreement and the Options granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the ordinary shares in the capital of the Company or the rights thereof or which are convertible into or exchangeable for ordinary shares in the capital of the Company, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         8.4 Approval of Scheme by Shareholders. The Scheme will be submitted for the approval of the Company's shareholders within 12 months after the date of the Board's initial adoption of the Scheme. Options may be granted or Optioned prior to such shareholder approval, provided that such Options shall not be exercisable nor shall such Options vest prior to the time when the Scheme is approved by the shareholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Options previously granted or awarded under the Scheme shall thereupon be canceled and become null and void.

         8.5 Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Option.

         8.6 Loans. The Committee may, in its discretion, extend one or more loans in connection with the exercise or receipt of an Option granted under the Scheme. The terms and conditions of any such loan shall be set by the Committee.


         8.7 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Options under the Scheme, the Administrator shall have the right to provide, in the terms of Options made under the Scheme, or to require a Holder to agree by separate written instrument, that (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Option, or upon the receipt or resale of any Shares underlying the Option, must be paid to the Company, and (ii) the Option shall terminate and any unexercised portion of the Option (whether or not vested) shall be forfeited, if (b)(i) a Termination of Employment or Termination of Consultancy occurs prior to a specified date, or within a specified time period following receipt or exercise of the Option, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Employment or Termination of Consultancy for cause.

         8.8 Effect of Scheme Upon Options and Compensation Schemes. The adoption of the Scheme shall not affect any other compensation or incentive schemes in effect for the Company or any Subsidiary. Nothing in the Scheme shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for Employees of and Consultants to the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Scheme in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

         8.9 Compliance with Laws. The Scheme, the granting and vesting of Options under the Scheme and the issuance and delivery of Shares hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Scheme shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Scheme and Options granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

         8.10 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Scheme.

         8.11 Governing Law. The Scheme and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of New Jersey without regard to conflicts of laws thereof; provided however, that any questions regarding a Takeover Offer, Compromise and Option Rollover shall be governed by the laws of the UK.

                                  ARTICLE IX.
             TAKEOVERS, RECONSTRUCTION, AMALGAMATION AND LIQUIDATION

         9.1 Change in Control of the Company - Acquiring Company.


                  (a) Subject to Sections 9.1(b) to 9.1(c), if a company becomes an Acquiring Company, the Board shall as soon as practicable thereafter notify every Holder accordingly and each Holder may, subject to Section 5.2, within the Appropriate Period:

                           (i) exercise his Options (as the case may be) in whole or in part (but in case of a Compromise Section 9.1(b) to 9.1(f) shall apply); and

                           (ii) to the extent that the Options (as the case may be) are not or have not been exercised, execute, with the consent of the Acquiring Company, an Option Rollover by a notice in writing in a form prescribed by the Board of the Acquiring Company.

                  (b) Where a Compromise is proposed between the Company and its members:

                           (i) Options which prior to the date of any general meeting of the members ordered by the court have become exercisable pursuant to the terms of this Scheme excluding Section 9.1(a) shall, subject to Sections 9.1(d) to 9.1(f), remain exercisable and may at the election of a Holder be exercised on the basis set out in section 9.1(c); and

                           (ii) Section 9.1(c) shall apply to any Option not falling within Section 9.1(b)(i).

                  (c) The Option to the extent that this Section 9.1(c) applies shall become exercisable from the date of the meeting of the members ordered by the court on terms that exercise is conditional on the court sanctioning the Compromise and where exercise is permitted under this Section 9.1(c):

                           (i) notice of exercise shall be in such form as may be prescribed by the Board; and

                           (ii) notwithstanding any other provision in this Agreement, the date of exercise of the Option exercised conditionally pursuant to this Section 9.1(c) shall be the date on which the court sanctions the Compromise.

                  (d) Notwithstanding any other provision of this Scheme, unless the Board determines otherwise, no notice of exercise of an Option shall be effective if received on or after the day on which it is anticipated that the court will sanction the Compromise.

                  (e) If after six months from the date of the meeting ordered by the court to consider the Compromise referred to in Section 9.1(b) the court has not sanctioned the Compromise, the conditional exercise of Options under
Section 9.1(c) shall be of no effect and Section 9.1(b) and Section 9.1(d) shall cease to apply in relation to that Compromise.

                  (f) Upon the Compromise becoming effective, the Option, to the extent unexercised, shall lapse.

                  (g) To the extent that any Option which has become exercisable and/or capable of being Rolled-over, pursuant to which Section 9.1(a) has not been exercised and/or Rolled-over at the expiration of the Appropriate Period, it shall thereupon continue to subsist to the extent unexercised unless the Board determines otherwise. To the extent that an Option subsists it shall be subject to the same terms and conditions that applied before the date of the change of Control or service of the Article 422 Notice (as the case may be). Where the Board has determined otherwise it shall notify all Holders to whom such determination applies.

                  (h) For the purposes of an Option Rollover the New Options shall only be regarded as equivalent to the Old Options if:

                           (i) the New Options are exercisable in the same manner as the Old Options and subject to the provisions of the Option Agreement and the Scheme as in effect immediately before an Option Rollover; and

                           (ii) the aggregate Market Value of Shares subject to the Option which is being Rolled-over is equal immediately before such Option Rollover to the aggregate Market Value of the shares in respect of which New Options are being granted immediately after such Option Rollover; and

                           (iii) the aggregate exercise price of the New Option following an Option Rollover is equal to the aggregate exercise price of the Old Option immediately preceding such Option Rollover.

                  (i) For the purposes of any application of the provisions of this Scheme, following an Option Rollover any New Options granted pursuant to
Section 9.1 shall be regarded as having been granted at the time the corresponding Old Options were granted. With effect from the Option Rollover, the New Options shall be subject to the provisions of the Scheme as in effect in relation to the Old Option which has been released.

         9.2 Change in Control of the Company - Acquiring Person. If a person has become an Acquiring Person the Board shall, as soon as practicable thereafter, notify every Holder accordingly and each Holder may, subject to
Section 5.2, within the Appropriate Period exercise his Options in whole or in part and to the extent that any Option which has become exercisable pursuant to this Section 9.2 has not been exercised at the expiry of the Appropriate Period it shall thereupon continue to subsist to the extent unexercised unless the Shares cease to exist or the Board determines otherwise. Options which continue to subsist shall be subject to the same terms and conditions which applied before the change of Control or the general offer was made or the Article 422 Notice was served (as the case may be). When the Board has determined otherwise, it shall notify all Holders to whom such determination applies.

         9.3 Liquidation. If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company, except for the purposes of reconstruction or amalgamation, Options shall, subject to Section 5.2, be exercisable in whole or in part (but so that any exercise hereunder shall be conditional upon such resolution being passed) at any time thereafter until the resolution is duly passed or defeated or the general meeting concluded or adjourned sine die, whichever shall first occur. If such resolution is passed the Option shall, to the extent unexercised, thereupon lapse.

         9.4 Administration. If an administration order is made in relation to the Company, each Holder shall, subject to Section 5.2, be entitled to exercise his Options in whole or in part within 6 weeks after the date of the administration order, provided that the issue of Shares pursuant to such exercise is authorized by the administrative(s) or the court.

         9.5 Voluntary arrangement. If a voluntary arrangement is proposed in relation to the Company pursuant to Part II of the Insolvency (Northern Ireland) Order 1989, each Holder shall, subject to Section 5.2, be entitled to exercise his Option in whole or in part within 14 days after the date of dispatch of any notices of meetings summoned under Article 16 of the Insolvency (Northern Ireland) Order 1989 in relation to such proposal.



                                      * * *

         I hereby certify that the foregoing Scheme was duly adopted by the Board of Directors of Galen Holdings PLC on January 24, 2001.

                                      * * *

         I hereby certify that the foregoing Scheme was approved by the shareholders of Galen Holdings PLC on January 24, 2001.

         Executed on this 24th day of January, 2001.


                                                  /s/ Stephen Campbell
                                                  _____________________________
                                                  Secretary


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